Exhibit 10.19

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.
CONSULTING SERVICES AGREEMENT
     This Recruiting Services Agreement (“Agreement”) is made effective the 1st day of March 2006, by and between EMERGENT BIOSOLUTIONS INC., with offices at 300 Professional Drive, Gaithersburg, Maryland 20879 (“EMERGENT”), and The Hauer Group with offices at 7850 Southdown Road, Alexandria, VA 22308 (“Consultant”) (sometimes referred to in the singular as “Party” and collectively as the “Parties”).
     WHEREAS, EMERGENT is engaged in the production and sale of biopharmaceutical products; and
     WHEREAS, Consultant is engaged in the business of providing consulting services as described in this Agreement; and
     WHEREAS, EMERGENT desires to engage Consultant directly to provide the services described in this Agreement and Consultant desires to be so engaged.
     NOW, THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be bound, agree as follows:
     1. Engagement. EMERGENT hereby engages Consultant to provide the services specified below as and when requested by EMERGENT, under the terms and conditions of this Agreement and Consultant hereby accepts the engagement to perform such services under such terms and conditions. Without limiting the generality of the foregoing, Consultant shall provide those services as are described more fully in the Scope of Work attached hereto as Exhibit A (the “Services”).
     2. Payment for Services. In payment for the Services, EMERGENT shall pay Consultant as described in the Scope of Work attached hereto as Exhibit A. Invoices for payment shall be submitted to EMERGENT in the month following the month in which the Services are satisfactorily rendered, with such supporting documentation as is acceptable to EMERGENT in its reasonable discretion. In order for invoices to be processed and paid, they must refer to the EMERGENT Accounting Code designated in the Scope of Work attached hereto as Exhibit A. Such payments shall be in full compensation for the Services performed by Consultant unless expressly agreed otherwise in writing by the Parties. Invoices shall be payable within thirty (30) days of receipt by EMERGENT. In the capacity as an independent contractor, representatives of Consultant performing Services hereunder will not receive employee benefits from EMERGENT, including but not limited to paid vacation, sick leave or any insurance benefits, even if such representatives are physically situated at EMERGENT’s offices.
     3. Expenses. EMERGENT shall pay for or reimburse Consultant for its out of pocket expenses reasonably incurred in the performance of Services hereunder; provided, however, that expenses shall only be paid for or reimbursed if in compliance with EMERGENT’s Travel Policy (attached as Exhibit B) or otherwise expressly authorized in Exhibit A or otherwise in writing by EMERGENT. Consultant shall submit monthly invoices detailing expenses incurred during the immediately preceding month by appropriate category and shall provide supporting documentation as is acceptable to EMERGENT in its reasonable discretion. It is agreed that expenses shall not be marked up. This Agreement relates to the provision of Services only. In the event Consultant deems it necessary to purchase equipment, goods, software or other tangible or intangible property for which he will seek reimbursement from EMERGENT, no such purchase shall be made and EMERGENT shall not be responsible for reimbursement to Consultant unless Consultant has received EMERGENT’s express, prior written authorization.
     4. Confidentiality of Information. Consultant acknowledges that this Agreement creates a confidential relationship between Consultant and EMERGENT. Consultant and EMERGENT acknowledge that, in order to perform the Services, it will be necessary for EMERGENT to allow Consultant to have access to certain commercially valuable, proprietary, and confidential information of EMERGENT and its affiliates. Consultant agrees to keep confidential and not, without the prior written consent of EMERGENT, to publish, disclose to any third party or use (except for purposes of performance under this Agreement) any confidential information, in either written, electronic or oral form whether or not marked as “confidential” or “proprietary”, and without limitation, any and all information relating to the business, prospective business, technical processes, finances, price lists, customer lists, information relating to the licensing or approval of any of the products, business plans, business prospects, employee information, information regarding facilities, operations and financial condition and results, inventions, improvements, trade secrets, know-how, processes, formulas, methods, assays, data, instrumentation, sales and marketing information, standard operating procedures, clinical trials, clinical trial data, clinical specimens, study protocols, investigators’ brochures and instructions or other scientific or technical information, and any documentation and materials specifically developed or prepared for or by Consultant in performance of Services under this Agreement (collectively, the “Confidential Information”). The obligations of this paragraph do not pertain to information which is generally known or hereafter becomes generally known to the public through no fault of Consultant or is disclosed by Consultant with the written approval of EMERGENT. Consultant shall return all such Confidential Information to EMERGENT upon completion of the Services hereunder or upon EMERGENT’s request.
If confidential information is sought by any source, including any governmental organization, Consultant must immediately notify EMERGENT of such request and refuse to divulge any such information at least until a representative of EMERGENT is permitted to address the situation and, either consents to the disclosure or has the opportunity to engage legal means to protect the disclosure of such information.
     5. Authorized Contacts. With respect to the performance of Services, Consultant shall report to Daniel Abdun-Nabi, Senior Vice President, Legal & Corporate Affairs (or such other person that may hold the same position at a later date) or such other person(s) as he may designate from time to time in writing.
     6. Reports. Consultant shall make weekly reports together with such reports as EMERGENT may from time to time request.

     7. Ownership of Work. All right, title, and interest in and to all information which relate to Services provided under this Agreement, shall belong to and be the property of EMERGENT. Consultant agrees, without further payment by EMERGENT, to make any assignments and execute documents as are necessary to effect EMERGENT’s title thereto in all countries of the world. Furthermore, all documents and materials prepared by Consultant in the performance of its duties hereunder will constitute works-made-for-hire and shall belong to and be the exclusive property of EMERGENT and shall be surrendered by Consultant to EMERGENT upon request at the termination of this Agreement. Consultant hereby assigns to EMERGENT all rights of copyrights that Consultant has to such documents and materials referred to in this paragraph.
     8. Term and Termination.
     (a) This Agreement shall become effective as of the date set forth above and shall continue in effect until March 31, 2007 (the “Term”) or until this Agreement otherwise terminates under this Section 8.
     (b) This Agreement shall terminate upon the expiration of the Term or the first to occur of the following events:
(i)	On the date EMERGENT provides Consultant with written notice (setting out with particularity) that this Agreement is being terminated for “cause”. For purposes of this Agreement, Consultant shall be deemed terminated for cause if EMERGENT terminates Consultant after Consultant:
(a)	shall have committed any act or acts of embezzlement, theft or fraud against EMERGENT;

(b)	shall have been convicted of a felony or any crime involving moral turpitude, whether or not related to Consultant’ Services;

(c)	shall have committed any act or acts of gross negligence or willful misconduct; or

(d)	shall have committed a breach of the representations, warranties or covenants contained in Sections 4, 7, 9, 11 or 14 herein.
(ii)	On the date EMERGENT terminates Consultant’s Services for convenience on not less than ten (10) days prior written notice.

(iii)	On the date Consultant terminates the Services for any reason, provided that Consultant shall give EMERGENT ten (10) days prior written notice.
     (c) Upon termination of this Agreement, EMERGENT shall have no further liability other than for payment in accordance with the terms of this Agreement for Services provided prior to the termination date. If this Agreement is terminated by EMERGENT under Section 8(b)(i)(d), in addition to any other rights or remedies available at law or in equity, Consultant will surrender any claim for payment under the Agreement and will refund any payments received under this Agreement.
     (d) The provisions of Sections 2, 3, 4, 7, 8, 11(c) (only for twelve months following termination or expiration), 12, 13, 14, and 16 shall survive the expiration or termination of this Agreement for any reason.
     9. Representations and Warranties Consultant represents and warrants that:
     (a) the Services performed hereunder will be performed in a competent, diligent and workmanlike manner consistent with the highest standards of professional conduct;
     (b) all of its personnel that will perform the Services for EMERGENT hereunder shall have been screened for, and shown to be free of, any prior use of illegal drugs or other controlled substances and have been subjected to detailed background checks and shown to be free of any criminal record, other than minor traffic violations and otherwise meet the requirements set form in EXHIBIT C;
     (c) all of its personnel that will perform the Services for EMERGENT hereunder shall be advised of the restrictions and obligations set forth in this Agreement, including without limitation, the requirements of confidentiality (Section 4), compliance with laws (Section 11) and non-solicitation (Section 14); and
     (d) it has full power to enter into and fully perform this Agreement and has the full and unrestricted right to disclose to EMERGENT any information Consultant makes available to EMERGENT under this Agreement.
     10. Relationship of Parties. With respect to the subject matter of this Agreement, the Parties are and remain independent contractors. This Agreement shall not be deemed to create an employer/employee relationship, joint venture, partnership, association, or agency between the Parties. Consultant is not authorized to incur or create any obligation express or implied on behalf of EMERGENT or to bind EMERGENT in any manner whatsoever.
     11. Compliance with Laws. In performing the Services, Consultant shall comply with all applicable existing and future laws, rules and regulations. Consultant covenants and agrees to perform its duties and responsibilities under this Agreement in accordance with the highest standards of ethical business conduct and will not engage in any acts or activities that are illegal or that may adversely affect or reflect upon the business, integrity or goodwill of EMERGENT. Without limiting the generality of the foregoing, Consultant represents, warrants and agrees that:
     (a) Consultant will comply with all applicable existing and future international, federal, state and local laws, rules and regulations, including but not limited to those governing employment practices (including those governing employee recruiting and hiring), anti-bribery and anti-gratuities laws or other similar laws.

     (b) Consultant will comply with all EMERGENT stated policies and procedures applicable to employees operating at EMERGENT’s offices, including without limitation, those governing safety, health, harassment, and discrimination.
     (c) At such times as may be requested by EMERGENT, Consultant will certify to EMERGENT in writing that (1) Consultant has complied with all applicable laws, regulations, and EMERGENT’s policies and procedures; (2) Consultant does not know or have any reason to believe that any employee, agent, representative or other person retained by Consultant has violated any of the foregoing undertakings; and (3) Consultant will immediately advise EMERGENT if Consultant should learn or have reason to believe that there has been a violation of any of the foregoing undertakings.
     (d) In the event that EMERGENT becomes a publicly traded company on the New York Stock Exchange or NASDAQ, Consultant represents that he may have access to certain material nonpublic information of EMERGENT and will not disclose such information to any third parties as outlined in the Security Exchange Commission (“SEC”) regulations. Consultant acknowledges that violation of this provision is called insider trading and is in violation of the SEC laws. “Insider trading” is defined as the purchasing or selling of securities of a company while in the possession of material information that has not been generally disclosed in the marketplace.
     12. Indemnification. Consultant shall hold harmless and indemnify EMERGENT, its employees, agents and representatives, from and against any and all suits, demands, losses, damages, judgments, claims, costs, (including reasonable attorneys’ fees and costs) or other liability (including, without limitation personal injury or death) (collectively “Liability”), to the extent that such Liability arises from or is related to the performance of Services under this Agreement or the negligence, act or omission of Consultant or any of its agents or representatives.
     13. Arbitration. All disputes or claims arising under this Agreement which cannot be settled amicably shall be finally resolved by binding arbitration in Bethesda, Maryland before a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association then in effect, and any judgment or arbitral award thereon may be entered and enforced in any court of competent jurisdiction. Each Party shall bear its own costs of arbitration or litigation thereon, including attorneys’ fees.
     14. Non-Solicitation. Consultant agrees that, during the term of this Agreement, and for a period of twelve (12) consecutive months after termination of such Agreement, Consultant will not knowingly (i) directly induce or attempt to induce or otherwise counsel, advise, solicit or encourage any employee to leave the employ of EMERGENT or accept employment with Consultant or any other person or entity, (ii) directly induce or attempt to induce or otherwise counsel, advise, solicit or encourage any person who at the time of such inducement, counseling, advice, solicitation or encouragement had left the employ of EMERGENT within the previous six (6) months to accept employment with any person or entity besides EMERGENT or (iii) solicit, interfere with, or endeavor to cause any customer, client, or business partner of EMERGENT to cease or reduce its relationship with EMERGENT or induce or attempt to induce any such customer, client, or business partner to breach any agreement that such customer, client, or business partner may have with EMERGENT.
     15. Force Majeure. Neither Party shall be liable for delay or failure in the performance of any of its obligations under this Agreement if and to the extent such delay or failure is due to circumstances beyond the reasonable control of such Party, including but not limited to fires, floods, explosions, accidents, acts of God, war, riot, strike, lockout or other concerted acts of workers, acts of government and shortages of materials. The Party claiming force majeure shall use its best efforts to eliminate or prevent the cause so as to continue performing its obligations under this Agreement. During such time that the event of force majeure causes such a delay or failure of performance, this Agreement and the Parties’ obligations and responsibilities under it shall be deemed suspended until the event of force majeure ceases.
     16. Miscellaneous Provisions.
     (a) Governing Law. This Agreement and its interpretation shall be governed by the laws of the State of Delaware, USA without reference to its conflict of law or choice of law provisions.
     (b) Non-Waiver. No delay by or omission of any Party in exercising any right, power, privilege, or remedy shall impair such right, power, privilege, or remedy or be construed as a waiver thereof.
     (c) Remedies. The rights and remedies provided in this Agreement are cumulative and are not exclusive of other rights or remedies provided by law. Consultant acknowledges that the injury to EMERGENT resulting from any violation by Consultant of any of the covenants contained in this Agreement shall be of such a character that EMERGENT cannot be adequately compensated by money damages and, accordingly, EMERGENT may, in addition to pursuing its other remedies, obtain an injunction from any such violation; and no bond or other security shall be required in connection with such injunction.
     (d) Taxes. Consultant shall be fully responsible for payment of all state and federal income taxes, social security taxes, and for any other taxes or payment which may be due and owing by Consultant as the result of fees or amounts paid to it by EMERGENT under this Agreement, and Consultant shall indemnify and hold harmless EMERGENT from and against any such tax or payment.
     (e) Notices. Any notice hereunder shall be given by first class or express mail, or by facsimile followed by confirmation, addressed to the Parties at the addresses given in the preamble of this Agreement, or to such other address as a Party may later designate in writing to the other Party. Notice given by Consultant to EMERGENT shall be directed to the Vice President, Legal Affairs. Notice given by EMERGENT to Consultant shall be directed to the President of Consultant.

     (f) Use of Name. Neither Party shall use the name, tradename or trademark of the other Party in a press release, advertising, publicity or promotional activity without the prior written consent of the other Party.
     (g) Severability. In the event that any section or any part of a section of this Agreement should be declared void, invalid, or unenforceable by any court of law, for any reason, such a determination shall not render void, invalid, or unenforceable any other section or any part of any other section of this Agreement and the remainder of this Agreement shall remain in full force and effect.
     (h) Headings. Headings and titles of parts and sections are for convenience only and have no interpretative significance.
     (i) Successors. This Agreement and the covenants hereof are binding on the Parties and their respective heirs, executors, representatives, trustees, permitted assigns, and successors in interest.
     (j) Assignability. As this is a personal service contract, this Agreement may not be assigned by Consultant without the prior, express written consent of EMERGENT. This Agreement may not be assigned by EMERGENT without the prior, express written consent of Consultant; provided, however, that this Agreement may, without Consultant’ written consent, be assigned and transferred to any affiliate of EMERGENT upon such assignee assuming EMERGENT’s obligations hereunder, in which event Consultant agrees to continue to perform the duties and obligations according to the terms hereof to or for such assignee or transferee of this Agreement.
     (k) Counterparts. This Agreement may be signed in two identical copies, each of which shall be deemed to be an original copy, and a facsimile copy shall constitute a legally binding, enforceable document.
     (l) Integration. This Agreement along with the corresponding Scope of Work constitutes the entire agreement of the Parties, supercedes all prior discussions, negotiations and understandings verbal and written, if any, and may only be amended or modified by a written agreement signed by both Parties. In the event of a conflict between the terms of this Agreement and the terms of any Exhibit or attachment hereto, an EMERGENT purchase order or any Consultant documentation, the terms of this Agreement shall prevail.
(Remainder of page intentionally left blank. Signature page to follow)

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth in the preamble.

EMERGENT BIOSOLUTIONS INC.		THE HAUER GROUP

By	/s/ Daniel J. Abdun-Nabi	By	/s/ Traci Brown-Hauer

Printed Name: Daniel J. Abdun-Nabi		Printed Name:
Title: Senior Vice President Legal and Corporate Affairs and General Counsel		Title: President

EXHIBIT A
Scope of Work and Compensation
The Services shall include, without limitation, the following in which Consultant will:
Contract Objective:
To assist Emergent BioSolutions to expand opportunities for BioThrax and its pipeline product candidates.
Summary of expected activities:
Strategic Support of Corporate Objectives
•	Consultation to CEO and Senior Management on corporate strategic issues

•	General consultation and directed project support to Marketing and Communications Group in the area of public relations including but not limited to:
ÞRelationship management with targeted media outlets and reporters

ÞIntroductions to relevant government officials

ÞIntroductions to potential commercial partners
•	Other projects as may be directed by the CEO and Senior Management
Domestic Marketing
•	Target audiences:
Þ Senior Leadership and Decision Makers in First Responders Communities in Major Cities in the US (see list below of target cities). [**]

Þ Senior Leadership and Decision Makers in Health Departments in major cities in the US to help support decision makers in the first responder community when making a medical decision surrounding the use of BioThrax,

•	Specific activities targeted at these markets include the following:

Þ Contacting individuals within the target audiences, prioritizing and arranging initial meetings/teleconferences with senior leadership and decision makers within the first responder and health department community

Þ As needed and appropriate, attend meetings with member of the sales and marketing team when meeting with these key officials.

Þ Provide input and information on senior leadership and decision makers prior to meetings to ensure meeting materials are appropriate and targeted for the individuals

Þ 2 to 4 meetings will be arranged per month with target audiences within the target geographic areas.
•	Target Cities/Metro Areas (based on geography)
Þ [**]

Þ [**]
All Services shall be performed on-site at EMERGENT’s offices (as specified in the preamble to this Agreement), unless otherwise directed by EMERGENT.
Compensation: In exchange for the services provided above, EMERGENT shall compensate Consultant at the rate of $15,000.00 per month.
Agreement Start Date: March 1, 2006
Agreement End Date: March 1, 2007 (unless extended by mutual agreement)
Travel: Parties agree that Consultant may book his own air travel for reservations in business class longer than 2.5 hours of flight time. All other travel will be pursuant to Emergent’s Travel Policy (attached as Exhibit B) and all necessary lodging, rental car and other travel reservations shall be made by a Emergent Administrative Assistant and MAY NOT be made directly by Consultant. Emergent will not reimburse for expenses that fail to comply with this process. If airline, lodging, rental car or other travel reservations are to be made in connection with Services provided under this Agreement, it is Consultant’s responsibility to contact the Emergent Authorized Contact identified in Section 5 of this Agreement to request that such arrangements be made.

EXHIBIT B
Travel Policy

EMERGENT BIOSOLUTIONS INC.
TRAVEL POLICY AND GUIDELINES
FOR NON-EMPLOYEES
The following guidelines apply to Emergent consultants, contractors and other Non-Employees (hereinafter “Non-Employees) seeking payment for or reimbursement of travel expenses. Failure to comply with this policy may result in non-reimbursement of expenses or a delay in reimbursement. Questions regarding this Policy or any travel matter should be directed to the Emergent Travel Administrator, Dee Weller at 301 944 0166.

1. TRAVEL APPROVAL
Authorization to travel must be obtained from Emergent Travel Administrator prior to each trip. Authorization to make changes to any existing travel arrangements must be obtained from the Emergent Travel Administrator prior to making the change.
2. AIRLINE, HOTEL AND TRAVEL ARRANGEMENTS
Except as noted below, all necessary airline, railroad, lodging, rental car and other travel reservations shall be made by the relevant Emergent Administrative Assistant and may not be made directly by the Non-Employee. Any exception to this requires the approval of the CFO. Emergent will not reimburse for expenses that fail to comply with this process. All changes that need to be made to ticketed reservations must be approved by the Emergent Travel Administrator. Change fees assessed to changes not approved by the Emergent Travel Administrator will not be reimbursed. Any exception to this requires the approval of the CFO.
Non-Employees should notify and immediately return any unused tickets to Emergent’s Travel Administrator.
Non-Employees should advise the appropriate Emergent Administrative Assistant of travel priorities to ensure that travel requirements are met at the lowest cost. Please specify all possible times and days of travel as well as alternate airports that may be considered.
Non-Employees should arrange for any necessary car rentals through the Emergent travel management company contract rate in effect at the time.
The Emergent travel management company contract rate for hotel and car rental reservations is meant to be a ceiling price. Weekly, weekend and other unadvertised promotional prices may be in effect at the time of use. Always check for a lower special rate at check in.
Airline Reservations
•	Non-Employees will be booked at the lowest air fare, coach class. Upgrading to a higher class of service at the departure airport or before will not be allowed.

•	Frequent flyer awards that Non-Employees accrue while on business travel for Emergent belong to Non-Employees provided there is no additional direct or indirect expense to the company.

•	Chartering or renting an airplane or private helicopter is not permitted. Personal, leased or rented aircraft may not be used for company business.
Car rental
•	Consultants from the same company and/or consultants visiting Emergent on the same day must share vehicles whenever feasible.

•	A car may be rented when business conditions warrant. Rental is limited to midsize vehicles.

•	Cars should be returned with a full tank of gas to avoid inflated fuel charges unless given other instructions by the rental company. Emergent will not pay for fuel charges resulting from a failure to return a car with a full tank of gas.

•	Rental cars should always be inspected for damage before driving them.

•	The cost of any insurance covering a rental car or any damage to a rental car is the responsibility of the Non-Employee.

•	The company does not expect the use of personal cars for business travel. However, when appropriate, mileage at the effective rate * (rate is adjusted per IRS guidelines), parking and tolls are reimbursed. Personal cars should only be used for business travel when using a rental car creates unnecessary inconvenience to the employee.

•	Damage to a personal car used for company business will be reimbursed if the use was required for business. Reimbursement is limited to the person’s personal automobile collision insurance deductible up to $500, or up to $500 if no collision insurance is in force. This must be reported to and approved by the CFO.
Hotel Reservations
•	Emergent has arranged for special rates at certain hotels. The relevant Emergent Administrative Assistant will reserve rooms for Non-Employees at these hotels. Any exception to this (other than for unavailability) requires the approval of the CFO.

•	Standard rooms will normally be used unless special contract arrangements permit the use of other rooms at minimal or no extra charge.

•	All reservations are guaranteed for late arrival. Hotel reservations must be canceled by 4:00 PM on the scheduled day of arrival to avoid a no-show charge being made. Non-Employees are responsible for contacting the hotel by 4:00 PM if cancellation of the room is necessary. Emergent will not pay for no-show charges.

•	Hotel shuttle services should be used to/from airports whenever possible. Emergent’s travel management team will verify this service. Travel by taxi is permitted where public transportation is unavailable or inappropriate. The fare and method of payment should always be verified before entering a taxi.
3. FOOD & BEVERAGE EXPENSES
•	Reasonable expenses for food and beverages consumed while traveling will be reimbursed. Detailed receipts must be turned in on everything. Food and beverage expenses should be directly related to fulfilling business objectives.

•	Tear tab receipts are not acceptable.

•	A separate receipt for alcohol must be turned in if alcoholic beverages are consumed.

•	As a general guideline, meal expenses should generally average out to no more than $43/day, with certain exceptions based on pricing differences between different geographic regions.

•	If a Non-Employee incurs a meal expense for other persons and seeks reimbursement for such additional expense, the business reason for the meal and the list of attendees must be submitted in order for reimbursement to be processed.
4. REIMBURSABLE EXPENSES
Listed below are examples of business travel expenses that are reimbursable:
•	Parking fees

•	Toll charges

•	Travelers check fees for international travel only

•	Business telephone calls

•	Reasonable (one per day) personal telephone calls, with a cap of $5.00 for domestic and $25.00 for international travel

•	Business-related FAX

•	Taxi and airport shuttle transportation

•	Tips will be reimbursed, up to the amount specified, as follows: 20% for meals, 10% for drivers, $10.00 per week for maid service, $3.00 for valet parking, $5.00 for luggage handling. Anything over these amounts will not be reimbursed.
Listed below are examples of business travel expenses that are not reimbursable:
•	Personal charge/credit card annual fees

•	Normal dependent-care expenses

•	Club membership fees

•	Auto repairs on personal cars

•	Personal amenities

•	Gifts, flowers, contributions/awards and prizes

•	Pet care

•	Traffic fines

•	Hotel movies

•	Clothing
5. EXPENSE REPORTING
Requests for expense reimbursement must accompany the Non-Employee’s invoice for services. In order for invoices to be processed, they must refer to the applicable EMERGENT Accounting Code, which shall be designated by Emergent.
6. RECEIPTS
Receipts are required to support all expenses incurred during travel, other than expenses billed directly to Emergent. Documentation of expenses — such as receipts, paid bills or similar verification sufficient to support an expenditure — is required for all non-direct billed travel expenses. Alcoholic beverages consumed are to be itemized separately.
Examples of acceptable documentation include:

Air Travel	Original passenger coupon or invoice
Hotel	Hotel bill plus proof of payment
Car	Original rental agreement or express return receipt
Food and Beverage	Itemized receipt only (tear tab receipts are not acceptable)
Entertainment	Itemized receipt only (tear tab receipts are not acceptable)
Other Transportation	Taxi/shuttle receipts are required.
Leased Car	All receipts for gas and oil are required, regardless of the amount
If receipts are missing, the Non-Employee must prepare a memo specifying the amount requested for reimbursement and the details. Such memos must be approved by the functional vice president and the CFO. Repeated failure to submit receipts may result in Emergent’s refusal to reimburse such expenses.
Receipts for direct-billed expenses must not be submitted to Emergent.

7. FOREIGN CURRENCY
Foreign currency expenditures should be converted and shown on each invoice in
U.S. dollars. The exchange rate given at the time the currency was exchanged should be used. If the exact U.S. dollar amount is not available, use the Wall Street Journal exchange rate or the rate of the Currency Exchange Bulletin Board closest to the date(s) of the business event and add a one percent conversion cost.
8. TRAVEL ACCIDENT INSURANCE
Non-Employees are not covered by travel accident insurance while they are traveling on behalf of Emergent. Non-Employees must make their own arrangements for travel insurance, which will not be reimbursed by Emergent.
9. PASSPORTS, VISAS AND VACCINATIONS
Non-Employees are responsible for determining the proper documentation required whenever traveling outside their country of residence. Attempting to enter another country without proper documentation can result in immediate deportation or imprisonment.
Non-Employees are responsible for determining and obtaining any necessary innoculations required whenever traveling outside the United States.
10. EMERGENCY MEDICAL SERVICE
The cost of any emergency medical care is the responsibility of the Non-Employee.
A list of the Emergent Administrative Assistants may be obtained from the Emergent Travel Administrator. Any questions about which Administrative Assistant should assist in making travel arrangements should be directed to the Emergent Travel Administrator.

EXHIBIT C
Background Checks. Company shall perform conviction checks (felonies and misdemeanors) BEFORE the Company employee is sent to EBS’s facility if the employee of the Company is assigned to EBS for more than ten (10) consecutive work days or more than thirty (30) work days in any twelve (12) month period. Company shall perform conviction checks every two (2) years for all individuals referred to EBS and for those currently on assignment at EBS’s facility. The following guidelines should be used to determine if Company’s employee may be sent to work on EBS’s premises.
A.	Company must exclude an individual from EBS’s premises if he/she has ever been convicted of the following types of crime:
Any type of Murder
Voluntary Manslaughter
Aggravated Assault
Assault with a Deadly Weapon
Kidnapping
Rape
Sexual Battery or Gross Sexual Imposition
Arson
Robbery
Trafficking in Drugs
B.	If Company’s employee will deal directly with cash on behalf of EBS or with the authorization of any type of payment, Company must exclude any individual who has ever received a misdemeanor or felony conviction for:
Theft
Embezzlement
Fraud of any kind
C.	Other than the specific felonies listed in paragraph “A” (which excludes an individual from EBS’s premises), Company must exclude any individual convicted of a felony, e.g. Burglary, Unauthorized Criminal Access to Computer Systems, etc., within the last five (5) years.
D.	Company must exclude any individual convicted of a misdemeanor within the last two (2) years. Individuals with convictions for traffic violations do not fall into the exclusion category. Individuals with DUI convictions do not fall into the exclusion category unless he/she will be driving a Company vehicle, or multiple charges exist. Company should contact EBS for clarification if uncertainties exist.
Company must exclude any individual from EBS’s premises if he/she meets any of the above guidelines.
Note: Different states may have different names for the above types of crime. For example, some states may refer to “assault with a deadly weapon” as “battery with a dangerous ordnance.”
Conviction checks should consist of the following:

DC, MD, VA Residents: Check in the city and county of residence and the city and county of employment.
New to area (resident less than two years): Check in the city and county of former residence. If the individual has moved several times in the past two (2) years, contact EBS for clarification around required checks.
All other locations: Check in the county of residence and the county where individual will be working, via the county Clerk of Courts.
Company shall check all references provided by applicants before sending to EBS and shall not refer anyone who has poor references. EBS is to be made aware of any person being referred who has worked for a company that makes products like EBS’s every time this person is referred to EBS, and must agree before the person is sent to EBS’s facility.
Prohibition on Controlled Substance Use. EBS prohibits the use, possession, or distribution of any controlled substance or alcoholic beverage by a Company or an employee of the Company on any of EBS’s premises. A controlled substance is any drug or drug-like substance whose sale, use, or possession is unlawful, or any prescribed substance used without a prescription. Violators of this policy will be banned from EBS’s premises.
The Company shall not permit users of controlled substances to work on EBS’s premises. Any employee of the Company who is assigned to EBS for more than thirty (30) work days in any twelve (12) month period or is assigned to EBS for more than ten (10) consecutive work days must be tested before being sent to EBS for the presence of amphetamines, barbiturates, benzodiazepines, cannabinoids (marijuana, THC, hashish), cocaine, opiates (codeine, morphine, oxycodone, hydromophone, hydrocodone), methadone, and phencyclidine (PCP) by a qualified laboratory using initial screening and confirmation of any positive results. A qualified laboratory must follow the standards of the College of American Pathologists, meet any federal, state, and local laws and regulations, and use a cutoff limit within the detection ranges specified in this contract. Any individual who has been tested once but has not worked on EBS’s premises for more than the six (6) previous months must be retested in accordance with this paragraph. Company shall retest every two (2) years all individuals referred to EBS and those currently on assignment at EBS’s facility.
Anyone who confirms positive for a controlled substance without a legitimate medical reason will not be assigned to work on EBS’s premises. Furthermore, the Company will control the work assignments of anyone taking a prescription drug for a legitimate medical reason so the person does not present a safety risk to himself/herself, other personnel, or EBS’s property.
A Company must have a written policy on substance abuse to assure compliance with the above criteria.
A qualified laboratory must use a cutoff limit within the detection ranges specified in the table below:

DRUG DETECTION THRESHOLDS (ng/ml)

Drug, Drug Group	Typical Detection
or Drug Metabolites	Threshold,ng/ml
Amphetamines	500-1000
Barbiturates	200-300
Benzodiazepines	300
Cannabinoids (marijuana)	15-50
Cocaine metabolites	150-300
Opiates (Codeine, Morphine, Oxycodone, Hydromophone, Hydrocodone)	300
Methadone	300
Phencyclidine (PCP)	25
EBS shall have the right to require confirmation that the conviction checks and drug tests of Paragraphs 16 and 17, above, respectively, have been and are being conducted pursuant to this Agreement. Said confirmation may take the form of an audit which EBS may conduct of Company’s records. However, any such audit shall be done at a reasonable time and place and shall not be unduly burdensome on the Company’s business operations. Furthermore, any information regarding any of Company’s employees or applicants which may be revealed during such audit shall remain confidential.
Working with Bloodborne Pathogen(s). If the Company’s employees covered by this agreement are to have assignments in which they could be exposed to bloodborne pathogens, Company acknowledges that EBS requires Company to provide for any training at Company’s expense under requirements in Federal Regulation 29 CFR 1910.1030. Furthermore, Company agrees to offer to any such employees who could be exposed to bloodborne pathogens at Company’s expense any and all inoculations as may be required under Federal Regulation 29 CFR 1910.1030 and to follow any and all other requirements under said Federal Regulation.
Health, Safety and Environmental.
(A) Company shall immediately inform EBS of any credible threat made against anyone on EBS’s premises and/or against EBS’s property by any of Company’s employees. Company is required to communicate any such information of a credible threat to EBS.
(B) Company agrees that when on EBS’s premises, Company and its employees will conform to the requirements of the Plant’s/Site’s work and safety rules.
The following is also required regarding Health, Safety and Environmental (HS&E) expectations prior to Company’s employees or sub-contracted employees beginning work. Company is expected to:
▪	Abide by applicable governmental and internal health, safety and environmental requirements.

▪	Has a documented and written Health, Safety and Environmental policy and management system (that is reviewed by EBS), and is consistent with the potential risk and scope of work to meet the performance criteria of that system.

▪	Employ or cause to be employed only persons who are skilled in the work to be performed and trained in applicable HS&E policies and procedures.

▪	Use or provide equipment that is safe to operate and meet governmental requirements.

▪	Record work hours and HS&E incidents and report to EBS as requested by EBS. Follow-up to prevent recurrence of incidents.

▪	Monitor and evaluate Company’s HS&E performance and take corrective action as needed.

▪	Provide authorized EBS representatives access to Company’s work area(s).